As filed with the Securities and Exchange Commission on June 20, 2025.

Registration No. 333-288067

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

DEFI DEVELOPMENT CORP.
(Exact name of registrant as specified in its charter)

_____________________________________

Delaware	7389	83-2676794
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6401 Congress Avenue, Suite 250
Boca Raton, FL 33487
(561) 559-4111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

Joseph Onorati
Chief Executive Officer and Chairman
DeFi Development Corp.
6401 Congress Avenue, Suite 250
Boca Raton, FL 33487
(561) 559-4111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

With Copies to:

Allison C. Handy, Esq.
Elliott M. Smith, Esq.
Perkins Coie LLP
1301 Second Avenue Suite 4200
Seattle, WA 98101
Telephone: (206) 359-8000

_____________________________________

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion	Dated June 20, 2025

Preliminary Prospectus

DeFi Development Corp.

Resale of up to 39,350,952 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time by RK Capital Management LLC and its affiliates identified in this prospectus (collectively, “RK Capital” or the “Selling Stockholder”) of up to 39,350,952 shares of common stock of DeFi Development Corp. (“we,” “us,” “our,” the “Company,” or “DFDV”), par value $0.00001 per share (the “Common Stock”), that may be issued by us to the Selling Stockholder pursuant to that certain share purchase agreement, dated as of June 11, 2025, by and between the Company and the Selling Stockholder (the “ELOC Agreement”), establishing an equity line of credit (“ELOC”). The shares being offered for resale by this prospectus consist of (i) Common Stock to be issued to the Selling Stockholder as an initial commitment fee in accordance with the terms of the ELOC Agreement (the “Initial Commitment Shares”) and (ii) Common Stock that we may, in our sole discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, as part of the Initial Commitment (as defined herein) pursuant to (and limited by the terms of) the ELOC Agreement.

Pursuant to the terms of the ELOC, we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time, up to $1 billion of shares of Common Stock (the “Initial Commitment”) after the date of this prospectus, which Initial Commitment may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions (the “Total Commitment”). The shares of Common Stock will be purchased by the Selling Stockholder at a price per share calculated based on a discount to recent trading prices of the Common Stock equal to 98.75% of the time weighted average price (“TWAP”) per share of our Common Stock, and 98.0% of the TWAP for certain intraday purchases. As such, the actual number of shares of our Common Stock purchased by the Selling Stockholder under the ELOC Agreement will vary depending on the then-current market price of shares of our Common Stock sold to the Selling Stockholder under the ELOC Agreement, but will not exceed the number set forth above unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”). See “Prospectus Summary — ELOC Agreement” and “ELOC Financing” for a description of the ELOC Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $1 billion (or up to $5 billion, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) in aggregate gross proceeds from the Selling Stockholder under the ELOC Agreement in connection with sales of the shares of our Common Stock we may elect to make pursuant to the ELOC Agreement after the date of this prospectus. The actual proceeds received from the Selling Stockholder under the ELOC Agreement may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. To the extent that the Company sells shares of Common Stock under the ELOC Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors — The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline” for additional information.

The Selling Stockholder may sell or otherwise dispose of the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of such shares. Although the Selling Stockholder is obligated to purchase shares of our Common Stock under the terms of the ELOC Agreement to the extent we choose to sell such Common Stock to them (subject to certain conditions), there can be no assurances that the Selling Stockholder will sell any or all of the shares of our Common Stock purchased under the ELOC Agreement pursuant to this prospectus. RK Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Effective May 20, 2025, we approved a 7-for-1 forward split (the “Stock Split”) of our Common Stock. As a result, each holder of record of Common Stock as of the close of business on May 19, 2025 received six additional shares of Common Stock. The $0.00001 par value per share remained unchanged. Unless otherwise stated, disclosures in this prospectus have been updated to reflect the Stock Split.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “DFDV”. On June 18, 2025, the last reported sale price of our Common Stock was $31.27. The applicable prospectus supplement, if any, will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company” as that term is defined in Item 10(f)(1) of Regulation S-K, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company”, “Prospectus Summary — Implications of Being a Smaller Reporting Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

The date of this prospectus is            , 2025.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Stockholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

This prospectus includes certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included into this prospectus, or the accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements and Industry Data,” and our financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in shares of our Common Stock. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “DFDV” refer collectively to DeFi Development Corp., a Delaware corporation.

Unless otherwise noted the share and per share information in this prospectus reflects a 7-for-1 forward stock split of our outstanding Common Stock effective as of May 20, 2025.

Our Company

DeFi Development Corp. (formerly Janover Inc.) is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions as well as value-add services to multifamily and commercial property professionals as we connect the increasingly complex ecosystem that stakeholders have to manage. We provide a technology platform that connects commercial mortgage and small business borrowers looking for debt to refinance, build, or buy commercial property including apartment buildings to commercial property lenders. These property lenders include traditional banks, credit unions, real estate investment trusts (“REITs”), debt funds, and other financial institutions looking to deploy capital into commercial mortgages.

Subsequent to March 31, 2025, the Company adopted a new treasury policy and strategy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, starting with Solana (“SOL”) by applying a public-market treasury model to an asset that’s earlier in its lifecycle, structurally reflexive, and underexposed as compared to Bitcoin. The Board of Directors approved the Company’s treasury policy on April 4, 2025, authorizing the long-term accumulation of SOL. The Company also aims to operate one or more SOL validators, enabling it to stake its treasury assets, participate in securing the network, and earn rewards that can be reinvested. This treasury strategy reflects a belief that SOL represents a high-conviction, long-term crypto asset with superior technical performance, robust developer traction, and growing institutional adoption. The Company’s approach involves acquiring SOL directly — both through market purchases and strategic partnerships — and staking its holdings via Company-operated validators to generate native staking yield. This treasury initiative enhances the Company’s capital allocation strategy and does not affect its core commercial real estate platform, which remains fully operational. The AI-powered marketplace, software offerings, and subscription services supporting the multifamily and commercial property ecosystem continue to be a central part of the Company’s business.

Our Corporate Information

We were originally formed as Janover Ventures LLC, a Florida limited liability company, on November 28, 2018, and converted to Janover Inc., a Delaware corporation, on March 9, 2021. We are headquartered at 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487. The Company’s website is https://defidevcorp.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus

Effective April 17, 2025, the Company changed its name from “Janover Inc.” to “DeFi Development Corp.” (the “Name Change”) and the ticker symbol for the Company’s Common Stock changed to “DFDV” on the Nasdaq Capital Market.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

The ELOC Agreement with RK Capital

On June 11, 2025, we entered into the ELOC Agreement with RK Capital pursuant to which RK Capital has agreed to purchase from us up to an aggregate of $1 billion of our Common Stock (the “Initial Commitment”) from time to time over the term of the ELOC Agreement, which amount may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions (the “Total Commitment”). Also, on June 11, 2025, we entered into a registration rights agreement with RK Capital (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act, of the shares of Common Stock that may be issued to RK Capital pursuant to the Initial Commitment under the ELOC Agreement.

Pursuant to the ELOC Agreement, we agreed to pay a commitment fee to RK Capital in the form of Common Stock with an aggregate market value of $12,500,000 or 1.25% of the Initial Commitment (the “Initial Commitment Fee”), which will be paid in twelve equal monthly installments commencing on the effective date of the Registration Statement (each a “Commitment Fee Payment Date”). The market value of the Initial Commitment Fee will be determined based on the volume weighted average closing price (the “VWAP”) of the Common Stock during the three trading days immediately prior to the Commitment Fee Payment Date. If the Initial Commitment is increased, the Company will pay an additional commitment fee to RK Capital in the form of Common Stock with an aggregate market value equal to 1.25% of such increased commitment amount, the market value of which will be determined based on the VWAP of the Common Stock during the three trading days immediately prior to the date the Company notifies RK Capital of such increase.

This prospectus covers the resale by the Selling Stockholder of an aggregate of 39,350,952 shares of our Common Stock, comprised of: (i) the Initial Commitment Shares; and (ii) the shares we may issue and sell to RK Capital as part of the Initial Commitment in the future under the ELOC Agreement.

We do not have the right to commence any sales of our Common Stock to RK Capital under the ELOC Agreement until all of the conditions set forth in the ELOC Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the resale of the shares being issued and sold to RK Capital under the Initial Commitment (the “Commencement”). Thereafter, we may, from time to time and at our sole discretion for a period of 36 months from the date of the ELOC Agreement, on any trading day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the ELOC Agreement), direct RK Capital to purchase up to the lesser of: (i) the number of shares equal to 20% of the average daily trading volume of the Common Stock during the twenty trading days immediately preceding the delivery of the purchase notice and (ii) 500,000 shares; provided, that RK Capital may agree to waive such provision and agree to purchase shares in excess of such amounts in connection with a particular purchase notice.

We will control the timing and amount of any sales of our Common Stock to RK Capital under the ELOC Agreement, but not the timing and amount of any subsequent resales by the Selling Stockholder. The purchase price of the shares that may be sold to RK Capital in regular purchases under the ELOC Agreement will be based on an agreed upon fixed discount to the market price of our Common Stock as computed pursuant to the terms of the ELOC Agreement.

We may at any time in our sole discretion terminate the ELOC Agreement without fee, penalty or cost upon ten trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the ELOC Agreement or Registration Rights Agreement. RK Capital may not assign or transfer its rights and obligations under the ELOC Agreement without our consent.

Although the ELOC Agreement provides that we may sell up to an aggregate of $5 billion of our Common Stock to RK Capital if the Initial Commitment is increased, only 39,350,952 shares of our Common Stock are being offered under this prospectus, which represents (i) the shares that we may issue to RK Capital as the Initial Commitment Shares under the ELOC Agreement and (ii) the shares that may be issued and sold to RK Capital in the future under the ELOC Agreement as part of the Initial Commitment, if and when we sell shares to RK Capital under the ELOC Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to RK Capital under the ELOC Agreement and the market prices of our Common Stock on the Commitment Fee Payment Dates, we

may need to register the resale under the Securities Act of additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $1 billion Initial Commitment (or up to the $5 billion Total Commitment, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) available to us under the ELOC Agreement. If all of the 39,350,952 shares of our Common Stock offered by RK Capital under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 73% of the total number of shares of our Common Stock outstanding and approximately 82% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 26% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. If we elect to issue and sell more than the 39,350,952 shares offered under this prospectus to RK Capital, which we have the right, but not the obligation, to do, we must first (i) register the resale under the Securities Act of any such additional shares, which could cause additional substantial dilution to our stockholders, and (ii) if applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap (as defined below) under the ELOC Agreement. The number of shares ultimately offered for resale by RK Capital is dependent upon the number of shares we sell to RK Capital under the ELOC Agreement.

Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to RK Capital under the ELOC Agreement any shares of its Common Stock to the extent the issuance of such shares of Common Stock, when aggregated with all other shares of Common Stock issued pursuant to the ELOC Agreement (including the Initial Commitment Shares and any other commitment shares that may be issued pursuant to the ELOC Agreement (collectively, the “Commitment Shares”)), would cause the aggregate number of shares of Common Stock issued pursuant to the ELOC Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the ELOC Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the ELOC Agreement, if any, equals or exceeds the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the ELOC Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the ELOC Agreement, in either case so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the ELOC Agreement.

The ELOC Agreement also prohibits us from directing RK Capital to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by RK Capital and its affiliates, would result in RK Capital and its affiliates having beneficial ownership of more than 9.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 9.99% of our outstanding shares of Common Stock to RK Capital on any given day if, during the course of such day, RK Capital sold the shares of Common Stock acquired by it such that it no longer owned 9.99% of our outstanding shares of Common Stock and we submitted, and RK Capital accepted, an additional purchase notice; provided that, in no event, would RK Capital own more than 9.99% of our outstanding shares of Common Stock at any one time.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the ELOC Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to RK Capital. For more detailed information regarding the ELOC Agreement, see the section entitled “ELOC Financing.”

Recent Developments

Change in Control

On April 4, 2025, Blake Janover, then Chief Executive Officer and Chairman of Janover Inc. (the “Company,” “we” or “us”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with DeFi Dev LLC, a Delaware limited liability company (“DeFi Dev”), and 3277447 Nova Scotia Ltd, a corporation formed under the laws of Nova Scotia, Canada (“NS Corp”) to sell (i) 5,100,424 shares of Common Stock, with each share of Common Stock entitled to one vote per share and representing approximately 51.0% of the Company’s 11,059,622 issued and outstanding shares of Common Stock and (ii) 10,000 shares of Series A Preferred Stock of the Company, with each share of Series A

Preferred Stock entitled to 10,000 votes per share on all matters entitled to be voted upon by the Common Stock unless otherwise prohibited by law. DeFi Dev and NS Corp were previously unaffiliated parties to the Company. DeFi Dev purchased 2,884,287 shares of Common Stock and 5,500 shares of Series A Preferred Stock for $2,253,235 utilizing funds contributed by its managing member and other members. A portion of the funds for the purchase of shares by DeFi Dev came from a loan from Joseph Onorati. NS Corp purchased 2,216,137 shares of Common Stock and 4,500 shares of Series A Preferred Stock for $1,746,765 utilizing funds contributed by its controlling stockholder. The aggregate purchase price was $4,000,000. The transactions under the Purchase Agreement constituted a change in control of the Company.

Change in Management

Effective as of April 4, 2025, Samuel Haskell, Marcelo Lemos and Ned Siegel resigned from the Board of Directors of the Company (the “Board”) and, to the extent applicable, all committees thereof. The Directors’ resignations were not related to any disagreement with the Company.

On April 4, 2025, the Board elected Joseph Onorati, Marco Santori and Zachary Tai as Directors of the Company, to fill the vacancies on the Board. Mr. Santori was appointed to serve on the Audit Committee and Nominating and Corporate Governance Committee of the Board and Mr. Tai was appointed to serve on the Audit Committee and Compensation Committee and Nominating and Corporate Governance Committee of the Board.

After such replacements, the new Board is composed of Mr. Janover, Mr. Caragol (independent), Mr. Onorati (chairman), Mr. Santori (independent) and Mr. Tai (independent). The Audit Committee is composed of Mr. Santori, Mr. Caragol and Mr. Tai. The Compensation Committee is composed of Mr. Caragol and Mr. Tai. The Nominating and Corporate Governance Committee is composed of Mr. Santori and Mr. Tai and Mr. Caragol.

On April 4, 2025, the Board made the following officer appointments:

•        Mr. Onorati was appointed by the Board as the Chief Executive Officer of the Company. Mr. Onorati, age 41, most recently served as chief strategy officer at Kraken Digital Asset Exchange, working at Payward, Inc. (“Kraken”) from 2016 to 2024. Previously, he was at CaVirtEx, the first Bitcoin exchange in Canada, from 2013 to 2015 where he was appointed as interim CEO, until he sold the company to Coinsetter, which was later acquired by Kraken. Mr. Onorati succeeds Mr. Janover as CEO of the Company. Mr. Janover will remain as an employee of the Company serving as chief commercial officer and will lead the Company’s existing AI-powered online commercial real estate platform.

•        Parker White was appointed by the Board as the Chief Operating Officer and Chief Investment Officer of the Company. Mr. White, age 31, previously served as an Engineering Director at Kraken Digital Asset Exchange from December 2018 to March 2025. He also ran a Solana validator with $75 million in delegated stake, which was recently sold to the Company in an Asset Purchase Agreement. Earlier in his career, Mr. White served as the Director of Research and Trading for TCG Advisors, a $2 billion institutional asset manager, from May 2014 to December 2018.

•        Blake Janover, former CEO of the Company, was appointed by the Board as the Chief Commercial Officer of the Company.

On April 17, 2025, the Board appointed Fei (John) Han as Chief Financial Officer of the Company. Mr. Han brings over 15 years of experience across traditional finance and crypto, with a track record of leadership at some of the crypto industry’s most recognized institutions. Most recently, he served as CFO at blockchain-company Provable, and prior to that, held multiple senior roles at Binance including Vice President of Finance and Head of Finance for Europe, the Middle East, Africa, LATAM, and Canada. Earlier in his career, he led Strategic Finance at Kraken, where he worked closely with Mr. White and Mr. Onorati and played a key role in scaling the business during a period of rapid growth. Mr. Han began his career in equity research at Goldman Sachs and later served as an investor at Nezu Asia Capital and Driehaus Capital.

The SOL Strategy

The Company has adopted a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, starting with Solana by applying a proven public-market treasury model to an asset that’s earlier in its lifecycle, structurally reflexive, and vastly underexposed as compared to Bitcoins. The Board approved the Company’s new treasury policy on April 4, 2025, authorizing long-term accumulation of SOL. The Company also aims to operate one or more SOL validators, enabling it to stake its treasury assets, participate in securing the network, and earn rewards that can be reinvested.

Convertible Notes and Warrants

On April 4, 2025, the Company entered into a Securities Purchase Agreement with the investors, pursuant to which the Company issued to the investors $41,950,000 million in aggregate principal amount of Notes), which are convertible into the Company’s common stock, par value $0.00001 per share (“Common Stock”), together with warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 58.34 shares of Common Stock at an exercise price of $17.14 per share, or Warrant 1, and (2) approximately 46.66 shares of Common Stock at an exercise price of $21.43 per share, or Warrant 2.

Convertible Note

The Notes accrue interest at a rate of 2.5% per year, paid in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and mature on April 6, 2030. The Notes are convertible at any time prior to the Maturity Date (as defined therein), conditioned on the requirement that the Company’s market capitalization equaled or exceeded $100 million on the day prior to the conversion date (“Market Capitalization Condition”). The conversion price has been set at $9.74, the last reported sale price of the Common Stock on The Nasdaq Stock Market on the date that the Company’s market capitalization first exceeded $100 million. The conversion price will not be adjusted, except for customary anti-dilution and dividend protection. Conversion of the Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock.

The holders of the Notes have the right to require the Company to repurchase the Notes at a price equal to 100% of par plus accrued and unpaid interest, if any, on April 6, 2028. In addition, the Company may redeem the notes on or after April 6, 2028 if the last reported sale price of the Common Stock has been at least 130% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days at a price equal to 100% of par plus accrued and unpaid interest, if any.

The Notes provide that the holder may not convert any portion of such holder’s Notes to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Notes contain certain other customary covenants and customary events of default provisions.

Warrants

The Warrants exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Exercise Prices (as defined in the Warrants) are subject to adjustments upon the issuance of stock dividends, and subdivision or combinations of shares of Common Stock by the Company.

Warrants for certain investors provide that the holder may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Registration Rights

Pursuant to the Securities Purchase Agreements, the Company agreed to enter into a customary registration rights agreement with the Investors within 30 business days of the date of the Securities Purchase Agreement.

Change of Auditors

dbbmckennon, an independent registered public accounting firm, resigned as our independent registered public accounting firm on April 21, 2025, and we appointed Wolf & Company, P.C., as our independent registered public accounting firm, effective as of April 21, 2025, to audit and report on our consolidated financial statements for the year ended December 31, 2025. The change of auditors was due to the specific subject matter expertise required to audit the Company’s new business strategy and crypto treasury (Solana or SOL) related assets. The audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2024 and 2023, (i) there were no disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and its auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Auditor, would have caused the Auditor to make reference to the subject matter of such disagreements in connection with its reports on the Company’s financial statements for such years and interim period, and (ii) there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

May PIPE Transaction

On May 1, 2025, the Company entered into a securities purchase agreement (the “May Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (“RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $24.0 million: (i) 2,210,866 shares (the “May Shares”) of the Company’s Common Stock and (ii) Pre-funded warrants to purchase up to 1,453,753 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of approximately $0.0014 per share. The purchase price for one share of Common Stock was approximately $6.57 and the purchase price for one Pre-Funded Warrant was $6.57 per share.

The Pre-Funded Warrants are exercisable twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to stockholder approval of such exercise and will not expire until exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pursuant to the terms of the May Securities Purchase Agreement, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on the date of the May Securities Purchase Agreement, and expiring the earlier of (a) 60 days after the closing date of the offering and (b) 30 days following the effective date of a shelf registration statement of the Company registering the resale of the May Shares and the Pre-Funded Warrant Shares, subject to certain exceptions for issuances in connection with previously issued securities, stock split or similar transactions, in connection with the Company’s equity plans, at a price per share of greater than $11.43 per share, or under at-the-market offering agreements.

Under the RRA, the Company agreed to file a registration statement for the resale of the May Shares and the Pre-Funded Warrant Shares within 30 days of the closing under the May Securities Purchase Agreement, and to use commercially reasonable efforts to have the registration statement declared effective within as soon as practicable after filing.

On June 2, 2025, the Company filed an information statement on Form DEF14C informing stockholders that holders of approximately 92.31% of the outstanding voting power of the Company have approved the issuance of shares of common Stock in excess of 19.99% of the Company’s issued and outstanding Common Stock as the date of the May Securities Purchase Agreement, at prices that are less than the lower of (i) the closing price of the Common Stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the May Securities Purchase Agreement, pursuant to Nasdaq Listing Rule 5635(d).

Asset Purchase Agreement

On May 1, 2025, the Company simultaneously (i) entered into an Asset Purchase Agreement with Solsync Solutions Partnership, an Alaska general partnership (“Seller”), and Parker White, the sole partner of the Seller pursuant to which the Company agreed to acquire from the Seller (the “Acquisition”) a “validator” on the Solana blockchain ecosystem and two nodes under the names “BullMoose Systems” and “Strawberry Siren” (the “Purchased Assets”, and also referred to as “Business”) and (ii) closed the Acquisition (the “Closing”). Following the Closing, the Purchased Assets and the Business are now held by the Company.

The consideration paid by the Company to the Seller for the Purchased Assets was an aggregate purchase price (the “Purchase Price”) comprised of: (a) Five Hundred Thousand Dollars ($500,000) paid in cash at Closing, and (b) Three Million Dollars ($3,000,000) worth of the Company’s newly issued shares amounting to 604,884 restricted Common Stock (the “Share Consideration”), which was based upon the daily volume-weighted average price of our Common Stock on the Nasdaq Capital Market for the period from April 7, 2025 through the date of closing, or $4.96. The Share Consideration was issued to the Seller at Closing and consists of restricted securities that do not carry any registration rights requiring the filing of any registration statement.

Under the terms of the Asset Purchase Agreement, as of the Closing, the Company and Seller also entered into an assignment and assumption agreement to effect the transfer of the Purchased Assets, as well as an IP assignment agreement in connection with Buyer and Seller providing interim services to each other after the Closing.

Forward Stock Split

Effective May 20, 2025, we approved a 7-for-1 Stock Split of our Common Stock. As a result, each holder of record of Common Stock as of the close of business on May 19, 2025 received six additional shares of Common Stock. The $0.00001 par value per share remained unchanged. Unless otherwise stated, disclosures in this prospectus have been updated to reflect the Stock Split.

Information Regarding our Capitalization

As of June 19, 2025, we had 14,740,779 shares of Common Stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Description of Capital Stock.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our Common Stock and gives effect to the Stock Split.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the U.S. federal securities laws. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

Implications of Being a Smaller Reporting Company

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Common Stock outstanding before this offering:(1)	14,740,779
Common Stock offered by the Selling Stockholder:

Up to 39,350,952 shares of Common Stock, consisting of:

•   the Initial Commitment Shares, which are shares of Common Stock that we will issue to the Selling Stockholder in equal monthly installments upon the effectiveness of the registration statement of which this prospectus forms a part; and

•   the shares of Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder in connection with the Initial Commitment, from time to time and after the date of this prospectus in accordance with the ELOC Agreement.

Common Stock to be outstanding after giving effect to this offering:(1)	54,091,731 shares (assuming the issuance of all shares of Common Stock being offered in this prospectus).
Use of proceeds:

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholder hereunder. However, we may receive up to $1 billion (or up to $5 billion, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) in aggregate gross proceeds from the Selling Stockholder under the ELOC Agreement in connection with sales of shares of our Common Stock to the Selling Stockholder pursuant to the ELOC Agreement at varying purchase prices after the date of this prospectus. The actual proceeds from the Selling Stockholder may be less than this amount depending on the number of shares of our Common Stock sold to the Selling Stockholder and the price at which such shares are sold. The purchase price per share that the Selling Stockholder will pay for shares of Common Stock purchased from us under the ELOC Agreement will fluctuate based on the market price of our shares at the time we elect to sell shares to the Selling Stockholder and, further, to the extent that the Company sells shares of Common Stock under the ELOC Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors — Risks Related to This Offering and Ownership of Our Securities — The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline” for additional information.

We intend to use the net proceeds obtained under the ELOC Agreement primarily for general corporate purposes, including the acquisition of Solana. See the section titled “Use of Proceeds” for additional information.

____________

(1)      The number of shares of our Common Stock issued and outstanding before and immediately after this offering is based on 14,740,779 shares of Common Stock issued and outstanding as of June 19, 2025, and excludes the following:

•        Up to 1,112,180 shares of Common Stock reserved for issuance under our Equity Incentive Plan (pending the effectiveness of stockholder approval]; and

•        Any shares of Common Stock underlying any Notes, Warrants and Pre-Funded Warrants described herein.

Plan of Distribution:

The Selling Stockholder will determine when and how it sells all or a portion of the shares of Common Stock offered pursuant to this prospectus as described in the section titled “Plan of Distribution.”

Risk factors:

See the section titled “Risk Factors” and other information included in this prospectus, and incorporated by reference herein, for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Trading market and symbol:	Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “DFDV”.
Transfer agent:	The transfer agent and registrar for our Common Stock is Colonial Stock Transfer Company Inc.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in our most recent quarterly report on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended (the “Form 10-K”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K.

Risks Related to This Offering and Ownership of Our Common Stock

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the ELOC Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, our inability to access a part or all of the amount available under the ELOC Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Pursuant to the ELOC Agreement, the Selling Stockholder has committed to purchase up to 39,350,952 shares of Common Stock from us, subject to certain limitation and conditions set forth in the ELOC Agreement. The shares of our Common Stock that may be issued under the ELOC Agreement may be sold by us to the Selling Stockholder at our discretion from time to time over a 36-month period from the date of the ELOC Agreement, commencing after the satisfaction of certain conditions set forth in the ELOC Agreement, including that the SEC has declared effective the registration statement that includes this prospectus (such date on which all of such conditions are satisfied, the “Commencement Date”). In addition, we have committed to issue the Commitment Shares to the Selling Stockholder at such times and in such amounts as set forth in the ELOC Agreement.

We generally have the right to control the timing and amount of any sales of our Common Stock to the Selling Stockholder under the ELOC Agreement. Sales of our Common Stock, if any, to the Selling Stockholder under the ELOC Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the Common Stock that may be available for us to sell pursuant to the ELOC Agreement.

Because the purchase price per share of Common Stock to be paid by the Selling Stockholder for the Common Stock that we may elect to sell to the Selling Stockholder under the ELOC Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the ELOC Agreement, the purchase price per share that the Selling Stockholder will pay for the shares of Common Stock purchased from us under the ELOC Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the ELOC Agreement, if any.

Although the ELOC Agreement provides that we may sell up to an aggregate of $5 billion of our Common Stock to RK Capital if the Initial Commitment is increased, only 39,350,952 shares of our Common Stock are being offered under this prospectus, which represents (i) the shares that we may issue to RK Capital as the Initial Commitment Shares under the ELOC Agreement and (ii) the shares that may be issued and sold to RK Capital in the future under the ELOC Agreement as part of the Initial Commitment, if and when we sell shares to RK Capital under the ELOC Agreement. The Selling Stockholder can resell, under this prospectus, up to 39,350,952 shares of Common Stock, which is approximately 2.75 times as many shares as the 14,740,779 shares of Common Stock we currently have outstanding. If all of the 39,350,952 shares of our Common Stock shares offered by the Selling Stockholder under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 73% of the total number of shares of our Common Stock outstanding and approximately 82% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 26% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to RK Capital under the ELOC Agreement and the market prices of our Common Stock on the Commitment Fee Payment Dates, we may need to register the resale under the Securities Act of additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $1 billion Initial Commitment (or up to the $5 billion Total Commitment, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) available to us under the ELOC Agreement. Further, even if we elect to sell to the Selling Stockholder all of the 39,350,952 shares of Common Stock being registered for resale under this prospectus, depending on the market price of our Common Stock at the time we elect to sell shares to the Selling Stockholder pursuant to the ELOC Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the amount available to us under the ELOC Agreement, which could materially and adversely affect our liquidity position. Further, if we are unable to access all or a portion of the amount available under the ELOC Agreement to meet our liquidity needs, we may be required to seek other financing sources and utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our business, liquidity and cash position.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the ELOC Agreement more than the 39,350,952 shares of Common Stock being registered for resale by the Selling Stockholder under the registration statement that includes this prospectus, then, in accordance with the terms of the ELOC Agreement, we must first file with the SEC one or more additional registration statements to register the resale by the Selling Stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the ELOC Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the ELOC Agreement. The number of shares of Common Stock ultimately offered for resale by the Selling Stockholder through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to the Selling Stockholder pursuant to the terms of the ELOC Agreement.

Investors who buy shares of Common Stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the ELOC Agreement, we have discretion, to vary the timing, price and number of shares of Common Stock we sell to the Selling Stockholder. If and when we elect to sell shares of Common Stock to the Selling Stockholder pursuant to the ELOC Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the ELOC Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time, subject to the restrictions and limitations described below. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market following this offering, the market price of our Common Stock could decline significantly.

The Selling Stockholder can resell, under this prospectus, up to 39,350,952 shares of Common Stock. If all of the 39,350,952 shares of our Common Stock shares offered by the Selling Stockholder under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 73% of the total number of shares of our Common Stock outstanding and approximately 82% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 26% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. After the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, sales of a substantial number of our shares of Common Stock in the public market by the Selling Stockholder and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may use proceeds from sales of our Common Stock made pursuant to the ELOC Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the ELOC Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Our financial results and the market price of our Common Stock may be affected by the prices of SOL.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in SOL. As of the date of this prospectus, we had approximately $90 million SOL, including staking rewards. The price of SOL has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as SOL, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of SOL.

Any decrease in the fair value of SOL below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, the application of generally accepted accounting principles in the United States, with respect to SOL, may change in the future and could have a material adverse effect on our financial results and the market price of our Common Stock.

In addition, if investors view the value of our Common Stock as dependent upon or linked to the value or change in the value of our SOL holdings, the price of SOL may significantly influence the market price of our Common Stock.

The price of our Common Stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new SOL treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell your Common Stock. The market price for our Common Stock may be influenced by many factors, including:

•        our Solana treasury strategy;

•        the success of competitive products, services or technologies;

•        regulatory or legal developments in the United States and other countries;

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        general economic, industry and market conditions; and

•        the other factors described in this ‘‘Risk Factors’’ section and in the “Risk Factors” section of our other SEC filings, including our most recent annual report on Form 10-K.

Our management may invest or otherwise use the proceeds of any offering by the Company in ways with which you may not agree or in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from any offering by the Company and could use the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our Common Stock to decline and delay the development of additional products and services our pursuit of our new SOL strategy. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. We will not receive any proceeds from sales by the Selling Stockholder.

We may use the net proceeds from any offering by the Company to purchase additional Solana, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from any offering by the Company to purchase additional Solana. Solana is a highly volatile asset that has traded between $100 and $290 per Solana on Coinbase in the 12 months preceding the date of this prospectus. More recently, during the first calendar quarter of 2025, Solana traded between approximately $120 and $270 per Solana. In addition, Solana does not pay interest, but staking rewards can be earned on Solana. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of Solana following our purchases of Solana with the net proceeds from any offering by the Company. Future fluctuations in Solana’s trading prices may result in our converting Solana purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from such an offering. We will not receive any proceeds from sales by the Selling Stockholder.

Our Solana holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Solana at favorable prices or at all. Further, Solana we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Solana or otherwise generate funds using our Solana holdings, including in particular during times of market instability or when the price of Solana has declined significantly. If we are unable to sell our Solana, enter into additional capital raising transactions using Solana as collateral, or otherwise generate funds using our Solana holdings, or if we are forced to sell our Solana at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As Solana and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Solana. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Solana or the ability of individuals or institutions such as us to own or transfer Solana.

If Solana is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in a Solana treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Regulatory change reclassifying Solana as a security could lead to our falling within the definition of “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of Solana and the market price of our Common Stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus.

While the SEC has not stated a view as to whether Solana is or is not a “security” for purposes of the federal securities laws, a determination by the SEC or a court of competent jurisdiction that Solana is a security could lead to our meeting the definition of “investment company” under the 1940 Act, if the portion of our assets that consists of investments in Solana exceeds the 40% limit prescribed in the 1940 Act, which would subject us to significant additional regulatory requirements that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income in order to conduct our business activities in a manner such that we do not fall within the definition of “investment company” under the 1940 Act or would qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC rules. If Solana is determined to be a security for purposes of the federal securities laws, we would take steps to reduce our holdings of Solana as a percentage of our total assets. These steps may include, among others, selling Solana that we might otherwise hold for the long term and deploying our cash in assets that are not considered to be investment securities under the 1940 Act, in which case we may be forced to sell our Solana at unattractive prices. We may also seek to acquire additional assets that are not considered to be investment securities under the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid meeting the definition of “investment company” under the 1940 Act and becoming subject to its requirements. If Solana is determined to constitute a security for purposes of the federal securities laws, and if we are not able to come within an available exemption or exclusion under the 1940 Act, then we would have to register as an investment company and require us to change the manner in which we conduct our business. In addition, such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our Common Stock.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our Solana strategy, our use of leverage, the manner in which our Solana is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our Treasury Reserve Policy would require the approval of our board of directors, no stockholder or regulatory approval would be necessary. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Solana holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Solana. See “Use of Proceeds.”

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Solana, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

Substantially all of the Solana we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our Solana. Solana and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•        a partial or total loss of our Solana in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Solana;

•        harm to our reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face other risks related to our SOL treasury reserve business model.

Our SOL treasury reserve business model exposes us to various risks, including the following:

•        SOL and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our SOL strategy subjects us to enhanced regulatory oversight;

•        regulatory changes could impact our ability to operate validators or receive rewards;

•        regulatory scrutiny of the Company’s activities may increase, potentially limiting our operations;

•        potential litigation risks exist related to smart contract vulnerabilities, validator operations, or our business activities;

•        uncertainty around SOL’s regulatory status may impact our ability to list on certain exchanges;

•        changes in political administration may not guarantee a favorable regulatory environment for SOL;

•        future SEC actions or court decisions could retroactively classify SOL as a security, potentially leading to penalties or forced unwinding of transactions; and

•        increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

ELOC Financing

General

On June 11, 2025, we entered into the ELOC Agreement with RK Capital pursuant to which RK Capital has agreed to purchase from us up to an aggregate of $1 billion of our Common Stock (the “Initial Commitment”) from time to time over the term of the ELOC Agreement, which amount may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions (the “Total Commitment”). Also, on June 11, 2025, we entered into a registration rights agreement with RK Capital (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act, of the shares of Common Stock that have been or may be issued to RK Capital pursuant to the Initial Commitment under the ELOC Agreement.

As consideration for RK Capital’s irrevocable commitment to purchase shares of the Company’s Common Stock under the ELOC Agreement, the Company paid RK Capital a one-time structuring fee of $25,000 and also agreed to pay a commitment fee to RK Capital in the form of Common Stock with an aggregate market value of $12,500,000 or 1.25% of the Initial Commitment (the “Initial Commitment Fee”), which will be paid in twelve equal monthly installments commencing on the effective date of the Registration Statement (each a “Commitment Fee Payment Date”). The market value of the Initial Commitment Fee will be determined based on the VWAP of the Common Stock during the three trading days immediately prior to the Commitment Fee Payment Date. If the Initial Commitment is increased, the Company will pay an additional commitment fee to RK Capital in the form of Common Stock with an aggregate market value equal to 1.25% of such increased commitment amount, the market value of which will be determined based on the VWAP of the Common Stock during the three trading days immediately prior to the date the Company notifies RK Capital of such increase.

This prospectus covers the resale by the Selling Stockholder of an aggregate of 39,350,952 shares of our Common Stock, comprised of: (i) the Initial Commitment Shares; and (ii) the shares we may issue and sell to RK Capital as part of the Initial Commitment in the future under the ELOC Agreement, if and when we sell shares to RK Capital under the ELOC Agreement.

We do not have the right to commence any sales of our Common Stock to RK Capital under the ELOC Agreement until all of the conditions set forth in the ELOC Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the resale of the shares being issued and sold to RK Capital under the Initial Commitment (the “Commencement”). Thereafter, we may, from time to time and at our sole discretion for a period of 36 months from the date of the ELOC Agreement, on any trading day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the ELOC Agreement), direct RK Capital to purchase up to the lesser of: (i) the number of shares equal to 20% of the average daily trading volume of the Common Stock during the twenty trading days immediately preceding the delivery of the purchase notice and (ii) 500,000 shares; provided, that RK Capital may agree to waive such provision and agree to purchase shares in excess of such amounts in connection with a particular purchase notice.

We will control the timing and amount of any sales of our Common Stock to RK Capital under the ELOC Agreement, but not the timing and amount of any subsequent resales by the Selling Stockholder. The purchase price of the shares that may be sold to RK Capital in regular purchases under the ELOC Agreement will be based on an agreed upon fixed discount to the market price of our Common Stock as computed pursuant to the terms of the ELOC Agreement.

We may at any time in our sole discretion terminate the ELOC Agreement without fee, penalty or cost upon ten trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the ELOC Agreement or Registration Rights Agreement. RK Capital may not assign or transfer its rights and obligations under the ELOC Agreement without our consent.

Although the ELOC Agreement provides that we may sell up to an aggregate of $5 billion of our Common Stock to RK Capital if the Initial Commitment is increased, only 39,350,952 shares of our Common Stock are being offered under this prospectus, which represents (i) the shares that we may issue to RK Capital as the Initial Commitment Shares under the ELOC Agreement and (ii) the shares that may be issued and sold to RK Capital in the future under the ELOC Agreement as part of the Initial Commitment, if and when we sell shares to RK Capital under the ELOC

Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to RK Capital under the ELOC Agreement and the market prices of our Common Stock on the Commitment Fee Payment Dates, we may need to register the resale under the Securities Act of additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $1 billion Initial Commitment (or up to the $5 billion Total Commitment, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) available to us under the ELOC Agreement. If all of the 39,350,952 shares of our Common Stock shares offered by RK Capital under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 73% of the total number of shares of our Common Stock outstanding and approximately 82% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 26% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. If we elect to issue and sell more than the 39,350,952 shares offered under this prospectus to RK Capital, which we have the right, but not the obligation, to do, we must first (i) register the resale under the Securities Act of any such additional shares, which could cause additional substantial dilution to our stockholders, and (ii) if applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap (as defined below) under the ELOC Agreement. The number of shares ultimately offered for resale by RK Capital is dependent upon the number of shares we sell to RK Capital under the ELOC Agreement.

Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to RK Capital under the ELOC Agreement any shares of its Common Stock to the extent the issuance of such shares of Common Stock, when aggregated with all other shares of Common Stock issued pursuant to the ELOC Agreement (including the Commitment Shares), would cause the aggregate number of shares of Common Stock issued pursuant to the ELOC Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the ELOC Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the ELOC Agreement, if any, equals or exceeds the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the ELOC Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the ELOC Agreement, in either case so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the ELOC Agreement.

The ELOC Agreement also prohibits us from directing RK Capital to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by RK Capital and its affiliates, would result in RK Capital and its affiliates having beneficial ownership of more than 9.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 9.99% of our outstanding shares of Common Stock to RK Capital on any given day if, during the course of such day, RK Capital sold the shares of Common Stock acquired by it such that it no longer owned 9.99% of our outstanding shares of Common Stock and we submitted, and RK Capital accepted, an additional purchase notice; provided that, in no event, would RK Capital own more than 9.99% of our outstanding shares of Common Stock at any one time.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the ELOC Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to RK Capital.

Purchase of Shares Under the ELOC Agreement

Under the ELOC Agreement, upon Commencement, on any trading day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the ELOC Agreement, such date, the “Purchase Date”), we may direct RK Capital to purchase up to the lesser of: (i) the number of shares equal to 20% of the average daily trading volume of the Common Stock during the twenty trading days immediately preceding the delivery of the purchase notice and (ii) 500,000 shares. This limit may be waived by RK Capital in connection with any particular purchase notice.

Upon receipt of a purchase notice from the Company, RK Capital is obligated to purchase shares of Common Stock as the Company directs, subject to certain conditions and limitations, at a price per share calculated based on a discount to recent trading prices of the Common Stock. The purchase price per share for each purchase will be either:

•        98.75% of the TWAP per share of our Common Stock during (i) if the Company submits the purchase notice prior to 9:30 a.m. Eastern Time on a trading day, such trading day, or (ii) if the Company submits the purchase notice after 9:30 a.m. Eastern Time on a trading day or a day that is not a trading day, the immediately succeeding trading day; or

•        98.0% of the TWAP per share of our Common Stock, if the Company submits the purchase notice after 9:30 a.m. Eastern Time on any date and RK Capital, in its sole discretion, accepts such purchase notice, during the period commencing at (i) 9:30 a.m., Eastern time on such date or (ii) the first 10-minute pricing interval occurring 30 minutes after RK Capital accepts such purchase notice on such date.

Other than as described above, there are no trading volume requirements or restrictions under the ELOC Agreement, and we will control the timing and amount of any sales of our Common Stock to RK Capital.

Conditions to Commencement and Delivery of Purchase Notices

Our ability to deliver purchase notices to RK Capital under the ELOC Agreement arises upon the occurrence of satisfying of applicable conditions specified in the ELOC Agreement at the time of delivery of such purchase notice, all of which are entirely outside of RK Capital’s control, but each of which may be waived by RK Capital in its sole discretion, including, among other things, the following:

•        the accuracy in all material respects of our representations and warranties included in the ELOC Agreement;

•        us having issued to RK Capital the Commitment Shares or cash equivalent amount, as applicable;

•        there being an effective registration statement pursuant to which RK Capital is permitted to utilize the prospectus thereunder to resell all of the shares of the shares of Common Stock pursuant to such purchase notice;

•        the sale and issuance of such Common Stock being legally permitted by all laws and regulations to which we are subject;

•        our board of directors shall have approved the transactions contemplated by the ELOC Agreement and such approval has not been amended, rescinded or modified and remains in full force and effect as of each purchase notice;

•        no Material Outside Event (as such term is defined in the ELOC Agreement) shall have occurred and be continuing;

•        us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the ELOC Agreement to be performed, satisfied, or complied with by us;

•        no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the ELOC Agreement;

•        trading in our Common Stock shall not have been suspended by the SEC, the Nasdaq Stock Market or FINRA and us having not received any final notice that our listing will be terminated on a certain date; and

•        there being a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares of Common Stock pursuant to such Purchase Notice.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to RK Capital to terminate the ELOC Agreement upon ten trading days’ notice.

Effect of Performance of the ELOC Agreement on Our Stockholders

All 39,350,952 shares of Common Stock being offered by this prospectus and that may be issued or sold by us to RK Capital under the ELOC Agreement are expected to be freely tradable. It is anticipated that the shares being registered in this offering, excluding the Initial Commitment Shares, will be sold to RK Capital over a period of up to 36-months commencing on the date of the ELOC Agreement. The resale by RK Capital of a significant amount of shares registered in this offering, at any given time during the pendency of this offering, could cause the market price of our Common Stock to decline and to be volatile. Sales of our Common Stock to RK Capital, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to RK Capital all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the ELOC Agreement. If and when we do sell shares to RK Capital, after RK Capital has acquired the shares, RK Capital may resell all, some or none of those shares at any time or from time to time in its discretion and at different prices. Therefore, sales to RK Capital by us under the ELOC Agreement may result in substantial dilution to the interests of other holders of our Common Stock and investors who purchase shares from RK Capital in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from RK Capital in this offering as a result of future sales made by us to RK Capital at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to RK Capital under the ELOC Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with RK Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to RK Capital and the ELOC Agreement may be terminated by us at any time at our discretion without any cost to us. See the risk factors titled “The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline” and “Investors who buy shares of Common Stock from the Selling Stockholder at different times will likely pay different prices” for additional information.

Because the per share purchase price that RK Capital will pay for the shares of Common Stock that we may elect to sell to them pursuant to the ELOC Agreement will be determined by reference to the TWAP during the applicable pricing period on the applicable Purchase Date and the number of Commitment Shares we will issue to RK Capital pursuant to the ELOC Agreement will be determined by reference to the VWAP as of the applicable issuance date, as of the date of this prospectus, we cannot determine the actual purchase price per share that RK Capital will be required to pay for any shares of Common Stock that we may elect to sell to RK Capital or the per share price of the Commitment Shares to be issued under the ELOC Agreement from and after Commencement and, therefore, we cannot be certain how many shares of Common Stock, in the aggregate, we may issue and sell to RK Capital under the ELOC Agreement from and after Commencement.

Pursuant to the terms of the ELOC Agreement, we have the right, but not the obligation, to direct RK Capital to purchase up to $1 billion of our Common Stock which amount may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions. Depending on the price per share at which we sell our Common Stock to RK Capital pursuant to the ELOC Agreement, we may need to sell to RK Capital under the ELOC Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $1 billion Initial Commitment (or up to the $5 billion Total Commitment, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) available to us under the ELOC Agreement. If we choose to do so, in addition to obtaining stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the ELOC Agreement in accordance with Nasdaq rules, we must first register the resale of such additional shares of our Common Stock under the Securities Act, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by RK Capital under this prospectus is dependent upon the number of shares we direct RK Capital to purchase under the ELOC Agreement. For example, the number of shares registered on the registration statement for which this prospectus forms a part was determined based on a price per share of $25.73, which was the closing price of our shares of Common Stock on June 13, 2025, the date we initially filed the registration statement. If the market price per share of our Common Stock at the time we issue and sell shares to the Selling Stockholder under the ELOC Agreement is less than $25.73 per share, then we may need to file a new registration statement to register the resale of additional shares under the Securities Act in order to receive aggregate gross proceeds equal to the $1 billion Initial Commitment available to us under the ELOC Agreement.

The ELOC Agreement prohibits us from issuing or selling to RK Capital under the ELOC Agreement (i) shares of our Common Stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap, and (ii) any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by RK Capital and its affiliates, would exceed the Beneficial Ownership Cap. If applicable, we would seek stockholder approval before issuing shares in excess of the Exchange Cap.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $1 billion (or up to $5 billion, if and to the extent the Initial Commitment is increased and certain other conditions are satisfied) in aggregate gross proceeds from the Selling Stockholder under the ELOC Agreement in connection with sales of shares of our Common Stock to the Selling Stockholder pursuant to the ELOC Agreement at varying purchase prices after the date of this prospectus. However, the actual proceeds from the Selling Stockholder may be less than this amount depending on the number of shares of our Common Stock sold to the Selling Stockholder and the price at which such shares are sold.

We intend to use the proceeds from the sale of Common Stock under the ELOC Agreement, if any, primarily for general corporate purposes, including the acquisition of Solana, unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include working capital and capital expenditures, research and development expenses, general and administrative expenses and potential acquisition of, or investment in, companies, technologies, products or assets that complement our business, as well as the acquisition of Solana. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds of any offering.

We will generally bear all costs, expenses and fees in connection with the registration of the Common Stock offered by the Selling Securityholder pursuant to this prospectus, but the Selling Securityholder will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the Selling Stockholder of up to 39,350,952 shares of Common Stock that may be issued by us to the Selling Stockholder under the ELOC Agreement. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “ELOC Agreement.” We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement in order to permit the Selling Stockholder to offer such shares for resale from time to time. Except for the transactions contemplated by the ELOC Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years. RK Trading I LLC, an affiliate of the Selling Stockholder, was a party to the May Securities Purchase Agreement.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 19, 2025. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 14,740,779 shares of our Common Stock outstanding on June 19, 2025. Because the purchase price to be paid by the Selling Stockholder for shares of our Common Stock, if any, that we may elect to sell to the Selling Stockholder from time to time under the ELOC Agreement will be determined based on the then-current market price of shares of our Common Stock on such date, the actual number of shares of our Common Stock that we may sell to the Selling Stockholder under the ELOC Agreement may be fewer than the number of shares being offered for resale under this prospectus. Solely for purposes of the table below, we have assumed that the Selling Stockholder will sell all of the shares of Common Stock offered for resale in this offering and will make no other purchases or sales of Common Stock.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After the Offering
RK Capital Management LLC	385,028	(1)	39,350,952 (2)	385,028	*
North Commerce Parkway Capital LP	—		(2)	—	*
TQ Master Fund LP and affiliates	—		(2)	—	*

____________

*        Represents less than 1%.

(1)      Represents 385,028 shares of our Common Stock beneficially owned by RK Trading I LLC (“RK Trading I”), consisting of (i) 232,288 shares of Common Stock and (ii) 152,740 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. RK Capital Management LLC is the investment manager of RK Trading I and may be deemed to have voting and dispositive power over shares of Common Stock beneficially owned by RK Trading I. The address of the principal business office of each of RK Capital Management LLC and RK Trading I is c/o RK Capital Management LLC, 2500 Weston Road, Suite 221, Weston, FL 33331.

(2)      Represents an aggregate of 39,350,952 shares of our Common Stock offered pursuant to this prospectus by the Selling Stockholders named above who are the investors under the ELOC Agreement: RK Capital Management LLC, North Commerce Parkway Capital LP (“NCPC”), and TQ Master Fund LP and affiliates (“TQ Fund”). RK Capital Management LLC is the investment manager of NCPC and may be deemed to have beneficial ownership of shares held by NCPC. The address of principal business office of NCPC is c/o RK Capital Management LLC, 2500 Weston Road, Suite 221, Weston, FL 33331. The address of principal business office of TQ Fund is c/o The Quarry LP, 331 Park Avenue South 3rd Floor New York, New York 10010. The precise number of shares to be offered and sold by each Selling Stockholder cannot be determined at this time, because pursuant to the terms of the ELOC Agreement, a particular Selling Stockholder will be designated at the time of each purchase, except that the total aggregate number of shares to be offered by all Selling Stockholders will not exceed 39,350,952 shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board deems relevant, and subject to the restrictions contained in any future financing instruments.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our directors, executive officers and key personnel:

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of the date hereof.

Name	Age	Position
Joseph Onorati	41	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Fei (John) Han	37	Chief Financial Officer (CFO) (Principal Financial Officer/Principal Accounting Officer)
Parker White	31	Chief Operating Officer and Chief Investment Officer
Blake Janover	42	Chief Commercial Officer and Director
William Caragol	58	Independent Director
Marco Santori	42	Independent Director
Zachary Tai	37	Independent Director

Executive Officers

Joseph Onorati was appointed the Chief Executive Officer and Chairman of the Board of Directors of the Company on April 4, 2025. Mr. Onorati served as chief strategy officer at Kraken Digital Asset Exchange, working at Kraken from 2016 to 2024. Previously, he was at CaVirtEx, the first Bitcoin exchange in Canada, from 2013 to 2015 where he was appointed as interim CEO, until he sold the company to Coinsetter, which was later acquired by Kraken. With a master’s degree in economics, with a focus on monetary theory, and a background in public policy, think tanks and advisory roles for crypto companies, he’s been a DeFi yield farmer since 2020.

Fei (John) Han was appointed Chief Financial Officer of the Company on April 17, 2025. Mr. Han brings over 15 years of experience across traditional finance and crypto, with a track record of leadership at some of the crypto industry’s most recognized institutions. Most recently, he served as CFO at blockchain-company Provable, and prior to that, held multiple senior roles at Binance including Vice President of Finance and Head of Finance for Europe, the Middle East, Africa, LATAM, and Canada. Earlier in his career, he led Strategic Finance at Kraken, where he worked closely with Mr. White and Mr. Onorati and played a key role in scaling the business during a period of rapid growth. Mr. Han began his career in equity research at Goldman Sachs and later served as an investor at Nezu Asia Capital and Driehaus Capital.

Parker White was appointed the Chief Operating Officer and Chief Investment Officer of the Company on April 4, 2025. Mr. White served as an Engineering Director at Kraken Digital Asset Exchange from December 2018 to March 2025. He also ran a Solana validator with $75 million in delegated stake, which was recently sold to the Company in an Asset Purchase Agreement. Earlier in his career, Mr. White served as the Director of Research and Trading for TCG Advisors, a $2 billion institutional asset manager, from May 2014 to December 2018. After receiving his CFA, Mr. White entered the Crypto space in 2017, running an algo trading startup throughout 2018. Mr. White has been active in Solana since 2021, has been an angel investor in Crypto since 2020, and sits on the Advisor Board at TVP for the Bitcoin Venture Fund Series (BVF 1 & BVF 2).

Blake Janover was appointed the Chief Commercial Officer and Director of the Company on April 4, 2025. Mr. Janover is the Founder and former Chairman and CEO of the Company. He currently has more than 15 years of experience as an entrepreneur and a history of running multiple businesses relating to multifamily and commercial property finance, business financing, real estate, technology, consulting, and management and marketing services. Before founding the Company in November 2018, from 2004 to 2019, Mr. Janover served as a consultant on various real estate projects, such as multifamily and commercial real estate finance projects, as well as a partner in a large apartment development in Miami. Having overseen underwriting, origination, and advisory on commercial, multifamily, and residential real estate loans, Mr. Janover is uniquely suited to operate Janover’s software, AI and proptech business lines.

Mr. Janover was an Official Member of the Forbes Real Estate Council, an On Deck Proptech and Scale Fellow, graduated the Harvard Business School’s Owner/President Management Program (OPM) 60 cohort in November 2023, he is an Entrepreneur in Residence at Florida Atlantic University, and is a NATSEC Fellow at the National War College Alumni Association.

Directors

Joseph Onorati — please see above.

Blake Janover — please see above.

William Caragol was appointed to the Board of the Company effective July 24, 2023. Mr. Caragol is the Chief Financial Officer of Mainz Biomed, N.V. (NASDAQ: MYNZ) since July of 2021. From 2018 to the present, Mr. Caragol has also been Managing Director of Quidem LLC, a corporate advisory firm. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a medical diagnostic equipment company and he served on the board of directors of Greenbox POS (NASDAQ: GBOX) from 2021 to April 2023. Since November 2021 Mr. Caragol has also served as the Chief Operating Officer of Iron Horse Acquisitions Corp. (NASDAQ: IROH). Mr. Caragol, since July 2021, is also on the Board of Directors of Worksport Ltd. (Nasdaq: WKSP), an emerging company in the electric vehicle and alternative energy sector. Mr. Caragol earned a B.S. in business administration and accounting from Washington and Lee University and is a member of the American Institute of Certified Public Accountants.

Marco Santori was appointed to the Board of the Company effective April 4, 2025. Mr. Santori formerly held roles as Chief Legal Officer at Kraken, President of Blockchain.com, Partner at Cooley, Fintech Advisor to the International Monetary Fund, and inventor of the SAFT Framework. One of the earliest attorneys operating in Crypto, Mr. Santori is one of the first lawyers in Crypto who used his practice to find a way to work with Crypto, not against it.

Zachary Tai was appointed to the Board of the Company effective April 4, 2025. Mr. Tai most recently held a role as VP of Operations & Strategy at Everclear, a blockchain infrastructure protocol, overseeing broader finance, legal, operations, and strategy functions. Prior to that, Mr. Tai spent over 4 years as a Director of Strategy and Business Operations at Kraken, spearheading various corporate strategy and scaling initiatives. Prior to Kraken, Mr. Tai held several roles in private equity, including 5 years at Cerberus Capital Management focused on frontier and emerging market investments, often residing across a wide array of developing markets.

Committees

The Audit Committee is composed of Mr. Santori, Mr. Caragol and Mr. Tai. The Compensation Committee is composed of Mr. Caragol and Mr. Tai. The Nominating and Corporate Governance Committee is composed of Mr. Santori and Mr. Tai and Mr. Caragol.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our Board or an authorized committee thereof is responsible for approving equity grants.

On April 9, 2025, the Board approved an amendment to the Company’s 2023 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder to 500,000 shares (3,500,000 shares split adjusted), subject to stockholder approval if and as required by applicable law or the terms of the plan.

Outstanding equity awards at the date hereof

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units that have not vested	Equity incentive plan awards: Number of shares or units of stock that have not vested (#)	Award expiration date
Joseph Onorati – CEO (PEO)	301,980	—	—	$3.91	04/09/35	—	$—	—	—
Fei (John) Han – CFO (PFO)	180,985	—	—	$3.91	04/09/35	—	$—	—	—
Parker White – COO, CIO	191,989	—	—	$3.91	04/09/35	—	$—	—	—
Blake Janover – CCO	—	—	—	$—	—	70,000	$512,100	10,000	1/1/2029
William Caragol	175,000			$2.67	2/10/35 & 7/24/35	21,875	$160,031	3,125	1/1/2029
Marco Satori	—	—	—	$—	—	—	$—	—	—
Zachary Tai	—	—	—	$—	—	7,000	$51,210	1,000	1/1/2029

Option and RSUs Awards

In April 2025, the Company granted stock options and restricted stock units (“RSUs”) under the Company’s 2023 Equity Incentive Plan to the Directors, Executive Officers and certain key employees of the Company as a retention and incentive mechanism to attract and retain top talent in a competitive market, as described below.

Except for the RSUs held by Marco Santori and Daniel Faria, which will vest immediately, one-fourth (1/4th) of the RSUs and stock options held by each beneficiary will vest on the one year anniversary of the grant date, and thereafter, 1/36th of the RSUs and stock options held by each beneficiary will be scheduled to vest on each of the 36 consecutive monthly vesting dates that occur after the first vesting date, in each case subject to the beneficiary continuing to be an employee or service provider of the Company through the applicable vesting date.

Name	Title	Equity Award	Exercise Price
Joseph Onorati	Chief Executive Officer and Chairman	301,980 options	$3.91
Fei (John) Han	Chief Financial Officer	180,985 options	$3.91
Parker White	Chief Operating Officer and Chief Investment Officer	191,989 options	$3.91
Blake Janover	Chief Commercial Officer and Director	70,000 RSUs	$—
Marco Santori	Director	70,000 RSUs	$—
William Caragol	Director	21,875 RSUs	$—
Zachary Tai	Director	7,000 RSUs	$—
Bruce Rosenbloom	Employee	35,000 options	$3.91
Dan Kang	Employee	122,500 options	$3.91
Danial Saef	Employee	28,000 options	$3.91
Daniel Faria (Erebor Capital Inc.)	Employee	105,000 options	$3.91
Juan Carlos Lopez Montemayor	Employee	14,000 options	$3.91
Chris Becker	Employee	56,000 RSUs	$—
Pete Humiston	Employee	105,000 options	$5.62
Juan Carlos Lopez Montemayor	Employee	7,000 options	$5.62

In May 2025, the Company entered into an employment agreement with Bruce Rosenbloom. Pursuant to the employment agreement, the Company granted Mr. Rosenbloom a RSU award for 70,000 shares of Common Stock pursuant to the terms of a RSU grant notice and form award agreement. An additional RSU award for 17,500 shares of Common Stock was granted to Sylvia DiEnno, an employee of the Company, in May 2025. The RSUs will vest consistent with the terms described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 19, 2025, for (i) each of our named executive officers and directors, (ii) all of our named executive officers and directors as a group, and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons have the right to acquire within sixty (60) days of June 19, 2025, are deemed to be outstanding for such person, but not deemed to be outstanding to compute the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DeFi Development Corp., 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487.

	Common Stock			Series A Preferred Stock		Voting Power
Name of Beneficial Owner	Shares		%(1)	Shares	%(2)
Officers and Directors
Joseph Onorati, Chairman and Chief Executive Officer(3)	2,216,137		15.03%	4,500	45.00%	41.15%
Fei (John) Han, Chief Financial Officer(4)	—		* %	1,000	10.00%	8.72%
Parker White, Chief Operating Officer and Chief Investment Officer(5)	3,489,171		23.67%	4,500	45.00%	42.26%
Blake Janover, Chief Commercial Officer and Director	8,281	(6)	* %	—	—	—
William Caragol, Director	30,625	(7)	* %	—	—	—
Marco Santori, Director	70,000	(8)	* %	—	—	—
Zachary Tai, Director	—	(9)	* %	—	—	—
All executive officers and directors (7 persons)	5,814,214		39.44%	10,000	100.00%	92.22%

5% or more Shareholders
Defi Dev LLC	2,884,287	(10)	19.57%	5,500	55.00%	50.45%
3277447 Nova Scotia Ltd.	2,216,137	(11)	15.03%	4,500	45.00%	41.15%
Payward, Inc.	1,605,660	(12)	9.82%	—	—	—

____________

*        Less than 1%

(1)      Based on 14,740,779 shares of Common Stock outstanding as of June 19, 2025.

(2)      Based on 10,000 shares of Series A Preferred Stock outstanding as of June 19, 2025. Each share of Series A Preferred Stock is entitled to 10,000 votes per share on all matters entitled to be voted upon by the Common Stock unless otherwise prohibited by law.

(3)      Consists of 2,216,137 shares of Common Stock held by 3277447 Nova Scotia Ltd, of which Mr. Onorati is the president and director and does not include 301,980 shares of Common Stock issuable pursuant to a qualified stock option granted to Mr. Onorati under the Company’s 2023 Equity Incentive Plan (“2023 Plan”) on April 9, 2025, for $3.91 per share. The stock option grant will vest over a period of four years. The shares of Series A Preferred Stock are held by 3277447 Nova Scotia Ltd, of which Mr. Onorati is the president and director.

(4)      Does not include 180,985 shares issuable pursuant to a qualified stock option granted to Mr. Han under the 2023 Plan on April 9, 2025, for $3.91 per share. The stock option grant will vest over a period of four years. The shares of Series A Preferred Stock are held by DeFi Dev LLC of which Mr. Han is a member. Mr. Han may be deemed to share beneficial ownership of the shares of Common Stock held of record by the DeFi Dev LLC. However, Mr. Han disclaims any beneficial ownership of the reported shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)      Consists of 3,489,171 shares of Common Stock, of which 604,884 shares are held by SolSync Solutions Partnership of which Mr. White is the sole partner and 2,884,287 shares are held by DeFi Dev LLC of which Mr. White serves as manager and does not include 191,989 shares of Common Stock issuable upon pursuant to a qualified stock option granted to Mr. White under the Company’s 2023 Plan on April 9, 2025, for $3.91 per share. The stock option grant will vest over a period of four years. The shares of Series A Preferred Stock are held by DeFi Dev LLC, of which Mr. White is the manager.

(6)      Consists of 8,281 shares of Common Stock and does not include 70,000 shares of Common Stock issuable upon the vesting of RSUs granted to Mr. Janover under the Company’s 2023 Plan on April 9, 2025. The RSU grant will vest over a period of four years.

(7)      Consists of 30,625 shares of Common Stock, which does not include (i) 87,500 shares of Common Stock issuable upon pursuant to a non-qualified stock option granted to Mr. Caragol under the Company’s 2023 Plan on July 24, 2023, for $4.57 per share, (ii) 87,500 shares of Common Stock issuable upon pursuant to a non-qualified stock option granted to Mr. Caragol under the Company’s 2023 Plan on February 10, 2025, for $0.76 per share and (iii) 21,875 shares of Common Stock issuable upon the vesting of RSUs granted to Mr. Caragol under the Company’s 2023 Plan on April 9, 2025. The stock option and RSU grants will vest over a period of four years.

(8)      Consists of 70,000 shares of Common Stock which were issued upon the vesting of RSUs granted to Mr. Santori under the Company’s 2023 Plan on April 9, 2025. The RSU grant vested upon the April 9, 2025 issuance. Mr. Santori may be deemed to share beneficial ownership of the shares of Common Stock held of record by the DeFi Dev LLC. However, Mr. Santori disclaims any beneficial ownership of the reported shares, other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(9)      Does not include 7,000 shares of Common Stock issuable upon the vesting of RSUs granted to Mr. Tai under the Company’s 2023 Plan on April 9, 2025. The RSU grant will vest over a period of four years.

(10)    As of April 4, 2025, based on information provided in a Schedule 13D filed April 8, 2025. DeFi Dev LLC listed its address as 1530 P B Ln W5205, Wichita Falls, TX 76302. DeFi Dev is a manager-managed limited liability company, with Parker White, serving as manager.

(11)    As of April 4, 2025, based on information provided in a Schedule 13D filed April 8, 2025. 3277447 Nova Scotia Ltd. listed its address as Box 287, Port Williams, Nova Scotia, B0P1T0, Canada. Joseph Onorati is the president and director of 3277447 Nova Scotia Ltd.

(12)    Based on information provided by Payward, Inc., as of May 12, 2025. Reflects shares issuable upon the conversion of the aggregate principal amount of Notes (excluding shares issuable in respect of accrued and unpaid interest on the date of conversion) and/or exercise of Warrant 1 and Warrant 2, subject to the beneficial ownership blockers described below. The Notes, Warrant 1 and Warrant 2 prohibit the conversion or exercise thereof, as applicable, if after giving effect to such exercise, the beneficial ownership of Payward, Inc. and its affiliates would exceed 9.99% of our issued and outstanding shares of Common Stock. Without giving effect to the beneficial ownership blockers, Payward, Inc. would be able to acquire a total of 2,076,550 shares of Common Stock. Payward, Inc. listed its address as 1603 Capitol Ave., Suite 517B, Cheyenne, WY 82001.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation and Bylaws for additional information.

As of the date of this prospectus, our total authorized capital stock was 100,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share, of which 10,000 have been designated Series A Preferred Stock.

As of the date of this prospectus, there were (a) 14,740,779 shares of our Common Stock are issued and outstanding held by approximately 2,610 holders of record; and (b) 10,000 shares of our Series A Preferred Stock are issued and outstanding, held by Mr. Joseph Onorati, our Chief Executive Officer and Chairman, and Mr. Parker White, our Chief Operating Officer and Chief Investment Officer.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of Common Stock are entitled to receive ratably such dividends if any, as may be declared from time to time by our Board out of funds legally available for dividend payments. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be, upon receipt of the payment therefor as described in this prospectus, fully paid and nonassessable. The holders of Common Stock have no preferences or rights of cumulative voting, conversion, pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of shares of Common Stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. As of June 19, 2025, we had 14,740,779 shares of Common Stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of “blank check” preferred stock. Our Board has the authority, without further stockholder authorization, to issue from time-to-time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue additional shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, and could adversely affect the rights and powers, including voting rights, of our Common Stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Series A Preferred Stock

Pursuant to the Series A Certificate of Designation filed with the Secretary of State of Delaware on January 3, 2022, we are authorized to issue up to 100,000 shares of Series A Preferred Stock with a stated value of $0.00001 per share.

Each share of Series A Preferred Stock is entitled to 10,000 votes. The holders of shares of Preferred Stock are entitled to vote on all matters on which our Common Stock shall be entitled to vote unless prohibited by law or as set forth in the Certificate of Designation.

The holders of the Series A Preferred Stock are not entitled to dividends. Upon the event of liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of our Series A Preferred Stock would be entitled to receive the initial stated value of our preferred stock.

If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock.

As of the date of this prospectus, there were 10,000 shares of Series A Preferred Stock issued and outstanding, all of which are held by Mr. Joseph Onorati, our Chief Executive Officer and Chairman, and Mr. Parker White, our Chief Operating Officer and Chief Investment Officer.

Outstanding Stock Options

As of June 19, 2025, we had 1,381,198 outstanding stock options with a weighted average exercise price of $3.65 per share, with a weighted average remaining contractual life of 9.20 years.

Restricted Stock Units

As of June 19, 2025, we had 242,375 outstanding RSUs, which were granted to the Board and one employee. These RSUs will vest over a period of 4 years.

Convertible Notes and Warrants

On April 4, 2025, the Company entered into a Securities Purchase Agreement with the investors, pursuant to which the Company issued to the investors $41,950,000 million in aggregate principal amount of Notes, which are convertible into the Company’s Common Stock, together with warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 58.34 shares of Common Stock at an exercise price of $17.14 per share, Warrant 1 and (2) approximately 46.66 shares of Common Stock at an exercise price of $21.43 per share, or Warrant 2.

Convertible Note

The Notes accrue interest at a rate of 2.5% per year, paid in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and mature on April 6, 2030. The Notes are convertible at any time prior to the Maturity Date (as defined therein), conditioned on the requirement that the Company’s market capitalization equaled or exceeded $100 million on the day prior to the conversion date. The conversion price has been set at $9.74 the last reported sale price of the Common Stock on The Nasdaq Stock Market on the date that the Company’s market capitalization first exceeded $100 million. The conversion price will not be adjusted, except for customary anti-dilution and dividend protection. Conversion of the Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock.

The holders of the Notes have the right to require the Company to repurchase the Notes at a price equal to 100% of par plus accrued and unpaid interest, if any, on April 6, 2028. In addition, the Company may redeem the notes on or after April 6, 2028 if the last reported sale price of the Common Stock has been at least 130% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days at a price equal to 100% of par plus accrued and unpaid interest, if any.

The Notes provide that the holder may not convert any portion of such holder’s Notes to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Notes contain certain other customary covenants and customary events of default provisions.

Warrants

The Warrants exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Exercise Prices (as defined in the Warrants) are subject to adjustments upon the issuance of stock dividends, and subdivision or combinations of shares of Common Stock by the Company.

Warrants for certain investors provide that the holder may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pre-Funded Warrants

On May 1, 2025, the Company entered into the May Securities Purchase Agreement with the PIPE Investors and the RRA in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $24.0 million: (i) 2,210,866 May Shares and (ii) the Pre-Funded Warrants to purchase up to 1,453,753 Pre-Funded Warrant Shares at an exercise price of approximately $0.0014 per share. The purchase price for one share of Common Stock was approximately $6.57 and the purchase price for one Pre-Funded Warrant was $6.57 per share.

The Pre-Funded Warrants are exercisable twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to stockholder approval of such exercise and will not expire until exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Forward Stock Split

Effective May 20, 2025, we approved a 7-for-1 Stock Split of our Common Stock. As a result, each holder of record of Common Stock as of the close of business on May 19, 2025 received six additional shares of Common Stock. The $0.00001 par value per share remained unchanged. Unless otherwise stated, disclosures in this prospectus have been updated to reflect the Stock Split.

Delaware Anti-Takeover Statutes

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder, including a beneficial owner, to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any officer, director, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of

Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock or preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make it more difficult or discourage an attempt to obtain control of us through a proxy contest, tender offer, merger or otherwise.

Election of Directors by Plurality of Shares, Vacancies

Our By-laws provide for the election of directors by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, subject to a quorum being present at such meeting. There is no cumulative voting; therefore, directors may be elected with a vote of holders of less than a majority of the outstanding Common Stock.

Our By-laws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company through a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders, Advance Notice Requirements for Stockholder Proposals and Director Nominations, Stockholder Action

Our By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Amendments

Our By-laws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer Company, Inc. The address for Colonial Stock Transfer Company, Inc. is 7840 S 700 E, Sandy, Utah 84070, and the telephone number is (801) 355-5740.

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the Selling Stockholder, RK Capital. The Common Stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for the Common Stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

RK Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

RK Capital has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Common Stock that it may purchase from us pursuant to the ELOC Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such unaffiliated broker-dealer may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. RK Capital has informed us that such broker-dealer will receive commissions from RK Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Common Stock sold by RK Capital through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Stock sold by RK Capital may be less than or in excess of customary commissions. Neither we nor RK Capital can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Stock sold by RK Capital.

We know of no existing arrangements between RK Capital or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by RK Capital to any such brokers, dealers, underwriters or agents, and any other required information.

As consideration for RK Capital’s irrevocable commitment to purchase shares of the Company’s Common Stock under the ELOC Agreement, the Company paid RK Capital a one-time structuring fee of $25,000 and also agreed to pay a commitment fee to RK Capital in the form of Common Stock with an aggregate market value of $12,500,000 or 1.25% of the Initial Commitment (the “Initial Commitment Fee”), which will be paid in twelve equal monthly installments commencing on the effective date of the Registration Statement (each a “Commitment Fee Payment Date”). The market value of the Initial Commitment Fee will be determined based on the VWAP of the Common Stock during the three trading days immediately prior to the Commitment Fee Payment Date. If the Initial Commitment is increased, the Company will pay an additional commitment fee to RK Capital in the form of Common Stock with an aggregate market value equal to 1.25% of such increased commitment amount, the market value of which will be determined based on the VWAP of the Common Stock during the three trading days immediately prior to the date the Company notifies RK Capital of such increase.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by RK Capital. We have agreed to indemnify RK Capital and certain other persons against certain liabilities in connection with the offering of shares of Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. RK Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by RK Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised RK Capital that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by RK Capital.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “DFDV.”

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Perkins Coie LLP, New York, New York.

EXPERTS

Our former independent registered public accounting firm, dbbmckennon (“dbb”), audited our consolidated financial statements for the years ended December 31, 2024 and 2023. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of dbb, given their authority as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 21, 2025, the audit committee of our board of directors (the “Audit Committee”) accepted the resignation of dbb as our independent registered public accounting firm, effective immediately. dbb’s resignation was due to the specific subject matter expertise required to audit the Company’s new business strategy and crypto treasury (Solana) related assets.

dbb’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and December 31, 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and dbb on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to dbb’s satisfaction, would have caused dbb to make reference thereto in its reports; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

On April 21, 2025, Wolf & Company, P.C. (“Wolf & Company”) was approved as the independent registered public accounting firm for the fiscal year ending December 31, 2025.

During the fiscal years ended December 31, 2024 and December 31, 2023, neither the Company nor anyone on its behalf has consulted with Wolf & Company regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Wolf & Company concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement or the exhibits to the reports or other document incorporated into this prospectus for a copy of such contract agreement or other document. Because we are subject to the information and reporting requirements under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website. at https://defidevcorp.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and, as noted below, any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025 and Amendment No.1 to the Annual Report on Form 10-K/A, filed with the SEC on May 16, 2025;

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

•        Our Current Reports on Form 8-K filed with the SEC on April 7, 2025, April 10, 2025, April 15, 2025, April 23, 2025, April 24, 2025, May 5, 2025, May 5, 2025, May 9, 2025, May 20, 2025, May 21, 2025, June 3, 2025, June 5, 2025 and June 12, 2025 to the extent the information in such report is filed and not furnished; and

•        The description of our Common Stock, which is contained in a registration statement on Form 8-A filed with the SEC on July 19, 2023, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish, without charge, upon written or oral request, to each person (including any beneficial owner) to whom this prospectus is delivered, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus. You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (561) 559-4111 or by writing to us at the following address:

DeFi Development Corp.

6401 Congress Avenue, Suite 250

Boca Raton, FL 33487

Attn: Fei (John) Han, Chief Financial Officer

Resale of up to 39,350,952 Shares of Common Stock

DeFi Development Corp.

______________________

PROSPECTUS

______________________

            , 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration fee are estimated:

SEC registration fee	$131,500.00
Legal fees and expenses	$75,000.00
Printing fees and expenses	$3,000.00
Accounting fees and expenses	$15,000.00
Transfer agent fees and expenses	$1,500.00
Miscellaneous fees and expenses	$—
Total	$226,000.00

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors (“Board”), legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise. In addition, our Amended and Restated Charter and Amended and Restated Bylaws provide that we shall advance expenses incurred by a director or officer in defending or otherwise participating in a proceeding to the fullest extent permitted by applicable law.

Any underwriting agreement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Change of Control Transaction

On April 4, 2025, Blake Janover, then Chief Executive Officer and Chairman of Janover Inc. (the “Company,” “we” or “us”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with DeFi Dev LLC, a Delaware limited liability company (“DeFi Dev”), and 3277447 Nova Scotia Ltd, a corporation formed under the laws of Nova Scotia, Canada (“NS Corp”) to sell (i) 5,100,424 shares of Common Stock, with each share of common stock entitled to one vote per share and representing approximately 51.0% of the Company’s 11,059,622 issued and outstanding shares of Common Stock and (ii) 10,000 shares of Series A Preferred Stock of the Company, with each share of Series A Preferred Stock entitled to 10,000 votes per share on all matters entitled to be voted upon by the common stock unless otherwise prohibited by law. DeFi Dev and NS Corp were previously unaffiliated parties to the Company. DeFi Dev purchased 2,884,287 shares of Common Stock and 5,500 shares of Series A Preferred Stock for $2,253,235 utilizing funds contributed by its managing member and other members. A portion of the funds for the purchase of shares by DeFi Dev came from a loan from Joseph Onorati. NS Corp purchased 2,216,137 shares of Common Stock and 4,500 shares of Series A Preferred Stock for $1,746,765 utilizing funds contributed by its controlling stockholder. The aggregate purchase price was $4,000,000. The transactions under the Purchase Agreement constituted a change in control of the Company.

On April 4, 2025, the Company entered into a Securities Purchase Agreement with the investors, pursuant to which the Company issued to the investors $41,950,000 million in aggregate principal amount of Notes, which are convertible into the Company’s common stock, par value $0.00001 per share (“Common Stock”), together with warrants issued for each $1,000 in principal amount of convertible notes purchased to purchase (1) approximately 58.34 shares of Common Stock at an exercise price of $17.14 per share, or Warrant 1, and (2) approximately 46.66 shares of Common Stock at an exercise price of $21.43 per share, or Warrant 2.

April PIPE Transaction

Convertible Note

The Notes accrue interest at a rate of 2.5% per year, paid in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, and mature on April 6, 2030. The Notes are convertible at any time prior to the Maturity Date (as defined therein), conditioned on the requirement that the Company’s market capitalization equaled or exceeded $100 million on the day prior to the conversion date (“Market Capitalization Condition”). The conversion price has been set at $9.74, the last reported sale price of the Common Stock on The Nasdaq Stock Market on the date that the Company’s market capitalization first exceeded $100 million. The conversion price will not be adjusted, except for customary anti-dilution and dividend protection. Conversion of the Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of Common Stock.

The holders of the Notes have the right to require the Company to repurchase the Notes at a price equal to 100% of par plus accrued and unpaid interest, if any, on April 6, 2028. In addition, the Company may redeem the notes on or after April 6, 2028 if the last reported sale price of the common stock has been at least 130% of the conversion price for at least 20 trading days during a period of 30 consecutive trading days at a price equal to 100% of par plus accrued and unpaid interest, if any.

The Notes provide that the holder may not convert any portion of such holder’s Notes to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after conversion, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Notes contain certain other customary covenants and customary events of default provisions.

Warrants

The Warrants exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance. The Exercise Prices (as defined in the Warrants) are subject to adjustments upon the issuance of stock dividends, and subdivision or combinations of shares of Common Stock by the Company.

Warrants for certain investors provide that the holder may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Registration Rights

Pursuant to the Securities Purchase Agreements, the Company agreed to enter into a customary registration rights agreement with the Investors within 30 business days of the date of the Securities Purchase Agreement.

May PIPE Transaction

On May 1, 2025, the Company entered into a securities purchase agreement (the “May Securities Purchase Agreement”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (“RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $24.0 million: (i) 2,210,866 shares (the “May Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,453,753 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of approximately $0.0014 per share. The purchase price for one share of Common Stock was approximately $6.57 and the purchase price for one Pre-Funded Warrant was $6.57 per share.

The Pre-Funded Warrants are exercisable twenty-one days after the Company mails a Definitive Information Statement on Schedule 14C with respect to stockholder approval of such exercise and will not expire until exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pursuant to the terms of the May Securities Purchase Agreement, the Company is prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on the date of the May Securities Purchase Agreement, and expiring the earlier of (a) 60 days after the closing date of the offering and (b) 30 days following the effective date of a shelf registration statement of the Company registering the resale of the May Shares and the Pre-Funded Warrant Shares, subject to certain exceptions for issuances in connection with previously issued securities, stock split or similar transactions, in connection with the Company’s equity plans, at a price per share of greater than $11.43 per share, or under at-the-market offering agreements.

Under the RRA, the Company agreed to file a registration statement for the resale of the May Shares and the Pre-Funded Warrant Shares within 30 days of the closing under the May Securities Purchase Agreement, and to use commercially reasonable efforts to have the registration statement declared effective within as soon as practicable after filing.

Asset Purchase Agreement

On May 1, 2025, the Company simultaneously (i) entered into an Asset Purchase Agreement with Solsync Solutions Partnership, an Alaska general partnership (“Seller”), and Parker White, the sole partner of the Seller pursuant to which the Company agreed to acquire from the Seller (the “Acquisition”) a “validator” on the Solana blockchain ecosystem and two nodes under the names “BullMoose Systems” and “Strawberry Siren” (the “Purchased Assets”, and also referred to as “Business”) and (ii) closed the Acquisition (the “Closing”). Following the Closing, the Purchased Assets and the Business are now held by the Company.

The consideration paid by the Company to the Seller for the Purchased Assets was an aggregate purchase price (the “Purchase Price”) comprised of: (a) Five Hundred Thousand Dollars ($500,000) paid in cash at Closing, and (b) Three Million Dollars ($3,000,000) worth of the Company’s newly issued shares amounting to 604,884 restricted Common Stock (the “Share Consideration”), which was based upon the daily volume-weighted average price of our Common Stock on the Nasdaq Capital Market for the period from April 7, 2025 through the date of closing, or $4.96. The Share Consideration was issued to the Seller at Closing and consists of restricted securities that do not carry any registration rights requiring the filing of any registration statement.

Under the terms of the Asset Purchase Agreement, as of the Closing, the Company and Seller also entered into an assignment and assumption agreement to effect the transfer of the Purchased Assets, as well as an IP assignment agreement in connection with Buyer and Seller providing interim services to each other after the Closing.

ELOC Agreement

On June 11, 2025, we entered into the ELOC Agreement with RK Capital pursuant to which RK Capital has agreed to purchase from us up to an aggregate of $1 billion of our Common Stock from time to time over the term of the ELOC Agreement (subject to certain limitations), which amount may be increased to up to an aggregate of $5 billion of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions. The ELOC Agreement is subject to certain limitations including, but not limited to, the filing and effectiveness of a registration statement covering the shares of Class A Common Stock that are issuable to New Circle under the ELOC Agreement. Pursuant to the ELOC Agreement, we agreed to pay a commitment fee to RK Capital in the form of Common Stock with an aggregate market value of $12,500,000 or 1.25% of the Initial Commitment, which will be paid in twelve equal monthly installments commencing on the effective date of the Registration Statement. If the Initial Commitment is increased, the Company will pay an additional commitment fee to RK Capital in the form of Common Stock with an aggregate market value equal to 1.25% of such increased commitment amount.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1

Amended and Restated Certificate of Incorporation of DeFi Development Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

3.2	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 23, 2025).
3.3

Series A Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 23, 2025)

Exhibit Number	Description
3.5

Certificate of Amendment, effective June 8, 2023, to Amended and Restated Certificate of Incorporation for 1-for-6.82 Reverse Stock Split (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

3.6

Certificate of Amendment, effective May 20, 2025 to the Amended and Restated Certificate of Incorporation of DeFi Development Corp. for the 7-to-1 Forward Stock Split (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2025).

4.1

Representatives’ Warrants issued to Spartan Capital Securities, LLC, dated July 27, 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 28, 2023).

4.2

Representatives’ Warrants issued to R.F. Lafferty & Co., Inc., dated July 27, 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 28, 2023).

4.3

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

4.4	Form of Convertible Note issued to Investors on April 6, 2025 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).
4.5

Form of Common Stock Purchase Warrant issued to Investors on April 6, 2025 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).

4.6

Form of Common Stock Purchase Warrant issued to Investors on April 6, 2025 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).

4.7	Form of Pre-Funded Warrant issued to Investors (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 2, 2025).
5.1#	Opinion of Perkins Coie LLP
10.1

DeFi Development Corp (formerly Janover Inc.) 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.2

DeFi Development Corp (formerly Janover Inc.) 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.3

Form of Indemnification Agreement between the registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.4

Director Agreement, dated October 11, 2022, between Janover Inc. and William Caragol (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.5

Director Agreement, dated October 11, 2022, between Janover Inc. and Samuel Haskell (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.6

Director Agreement, dated October 11, 2022, between Janover Inc. and Marcelo Lemos (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.7

Director Agreement, dated October 11, 2022, between Janover Inc. and Ned L. Siegel (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.8

Advisory Board Agreement, dated November 10, 2021, between Janover Inc. and Marcelo Lemos (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.9

Advisory Board Agreement, dated November 10, 2021, between Janover Inc. and Samuel Haskell (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.10

Executive Employment Agreement, dated October 10, 2022, between Janover Inc. and Blake Janover (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-267907), filed with the SEC on July 14, 2023).

10.11

Executive Employment Agreement, dated September 7, 2023, between Janover Inc. and Bruce S. Rosenbloom (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 7, 2023).

Exhibit Number	Description
10.12

Asset Purchase Agreement, dated as of November 17, 2023, by and among the Company, Groundbreaker Tech Inc., Groundbreaker Technologies Inc., and Jake Marmulstein (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2023).

10.13

Intellectual Property Assignment Agreement, dated as of November 17, 2023, by and between Groundbreaker Technologies Inc., and Groundbreaker Tech Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2023).

10.14

Assignment and Assumption Agreement, dated as of November 17, 2023, by and between Groundbreaker Technologies Inc., and Groundbreaker Tech Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2023).

10.15

Form of Securities Purchase Agreement, dated April 4, 2025, by and between the Company and the Investors. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2025).

10.16

Executive Employment Agreement, effective as of April 15, 2025, by and between the Company and Joseph Onorati (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 15, 2025).

10.17

Executive Employment Agreement, effective as of April 15, 2025, by and between the Company and Parker White (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 15, 2025).

10.18

Asset Purchase Agreement, dated as of May 1, 2025, by and among the Company, Solsync Solutions Partnership, and Parker White. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2025).

10.19

Intellectual Property Assignment Agreement, dated as of May 1, 2025, by and among the Company, and Solsync Solutions Partnership. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2025).

10.20

Assignment and Assumption Agreement, dated as of May 1, 2025, by and among the Company, and Solsync Solutions Partnership. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 5, 2025).

10.21

Securities Purchase Agreement, dated May 1, 2025, by and among the Company and the Investors(incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 2, 2025).

10.22	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 2, 2025).
10.23

Employment Agreement, effective as of May 30, 2025, by and between the Company and Bruce Rosenbloom (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 5, 2025).

10.24

Share Purchase Agreement, dated as of June 11, 2025, by and among DeFi Development Corp., RK Capital Management LLC, North Commerce Parkway Capital LP and TQ Master Fund LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 12, 2025).

10.25

Registration Rights Agreement, dated as of June 11, 2025, by and among DeFi Development Corp., RK Capital Management LLC, North Commerce Parkway Capital LP and TQ Master Fund LP (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 12, 2025).

16.1

Letter from dbbmckennon addressed to the Securities and Exchange Commission dated April 24, 2025 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 24, 2025).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 28, 2024).
23.1#	Consent of dbbmckennon dated June 16, 2025.
23.2#	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1#	Power of Attorney (included on the signature page to the initial Registration Statement).
107#	Filing Fee Table.

____________

#        Previously filed.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, Florida, on June 20, 2025.

DEFI DEVELOPMENT CORP.
By:	/s/ Joseph Onorati
Joseph Onorati
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Joseph Onorati	Chairman of the Board,	June 20, 2025
Joseph Onorati	Chief Executive Officer, and President
(Principal Executive Officer)
/s/ Fei (John) Han	Chief Financial Officer	June 20, 2025
Fei (John) Han	(Principal Financial Officer and Principal Accounting Officer)
/s/ Blake Janover	Director and Chief Commercial Officer	June 20, 2025
Blake Janover
/s/ Marco Santori	Director (Independent)	June 20, 2025
Marco Santori
/s/ Zachary Tai	Director (Independent)	June 20, 2025
Zachary Tai
/s/ William Caragol	Director (Independent)	June 20, 2025
William Caragol